EXHIBIT 9

                        ADMINISTRATIVE SERVICES AGREEMENT

         This Agreement is made and entered into as of the 30th day of April, 1997, by and between VAM Institutional Funds, Inc., a Minnesota corporation (the "Company"), on behalf of each series of the Company that adopts this Agreement (each, a "Fund" and, collectively, the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Voyageur Asset Management LLC, a Minnesota limited liability company ("VAM LLC").

         1. Dividend Disbursing, Administrative, Accounting and Transfer Agency Services; Compliance Services.

                  (a) The Company on behalf of each Fund hereby engages VAM LLC, and VAM LLC hereby agrees, to provide to each Fund all dividend disbursing, administrative and accounting services required by each Fund, including, without limitation, the following:

                           (i) the calculation of net asset value per share at
                  such times and in such manner as specified in each Fund's current Prospectus and Statement of Additional Information and at such other times as the parties hereto may from time to time agree upon;

                           (ii) upon the receipt of funds for the purchase of
                  Fund shares or the receipt of redemption requests with respect to Fund shares outstanding, the calculation of the number of shares to be purchased or redeemed, respectively;

                           (iii) upon the Fund's distribution of dividends, (A)
                  the calculation of the amount of such dividends to be received per Fund share, (B) the calculation of the number of additional Fund shares to be received by each Fund shareholder, other than any shareholder who has elected to receive such dividends in cash and (C) the mailing of payments with respect to such dividends to shareholders who have elected to receive such dividends in cash;

                           (iv) the provision of transfer agency services as
                  described below:

                                    (A) VAM LLC shall make original issues of
                           shares of each Fund in accordance with each Fund's current Prospectus and Statement of Additional Information and with instructions from the Company;

                                    (B) prior to the daily determination of net
                           asset value of each Fund in accordance with the each Fund's current Prospectus and Statement of Additional Information, VAM LLC


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                           shall process all purchase orders received since the
                           last determination of each Fund's net asset value;

                                    (C) transfers of shares shall be registered
                           and new Fund share certificates shall be issued by VAM LLC upon surrender of properly endorsed outstanding Fund share certificates with all necessary signature guarantees and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes;

                                    (D) VAM LLC may issue new Fund share
                           certificates in place of Fund share certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to VAM LLC and may issue new Fund share certificates in exchange for, and upon surrender of, mutilated Fund share certificates;

                                    (E) VAM LLC will maintain stock registry
                           records in the usual form in which it will note the issuance, transfer and redemption of Fund shares and the issuance and transfer of Fund share certificates, and is also authorized to maintain an account in which it will record the Fund shares and fractions issued and outstanding from time to time for which issuance of Fund share certificates is deferred; and

                                    (F) VAM LLC will, in addition to the duties
                           and functions above-mentioned, perform the usual duties and functions of a stock transfer agent for a registered investment company.

                           (v) the creation and maintenance of such records
                  relating to the business of each Fund as each Fund may from time to time reasonably request;

                           (vi) the preparation of tax forms, reports, notices,
                  proxy statements, proxies and other Fund shareholder communications, and the mailing thereof to Fund shareholders; and

                           (vii) the provision of such other dividend
                  disbursing, administrative and accounting services as the parties hereto may from time to time agree upon.

                  (b) The Company also hereby engages VAM LLC to perform, and VAM LLC hereby agrees to perform, such regulatory reporting and compliance related services and tasks for the Company or any Fund as the

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         Company may reasonably request. Without limiting the generality of the foregoing, VAM LLC shall:

                           (i) prepare or assist in the preparation of
                  prospectuses, statements of additional information and registration statements for the Funds, and assure the timely filing of all required amendments thereto;

                           (ii) prepare such reports, applications and documents
                  as may be necessary to register the Funds' shares with state securities authorities; monitor sales of Fund shares for compliance with state securities laws; and file with the appropriate state securities authorities the registration statement for each Fund and all amendments thereto, required reports regarding sales and redemptions of Fund shares and such other reports as may be necessary to register each Fund and its shares with state securities authorities and keep such registrations effective;

                           (iii) develop and prepare communications to
                  shareholders, including each Fund's annual and semi-annual report to shareholders;

                           (iv) obtain and keep in effect fidelity bonds and
                  directors and officers/errors and omissions insurance policies for the Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940 as such bonds and policies are approved by the Funds' Board of Directors;

                           (v) prepare and file with the Securities and Exchange
                  Commission each Fund's semi-annual reports on Form N-SAR and all required notices pursuant to Rule 24f-2 under the Investment Company Act of 1940;

                           (vi) prepare materials (including, but not limited
                  to, agendas, proposed resolutions and supporting materials) in connection with meetings of the Company's Board of Directors;

                           (vii) prepare or assist in the preparation of proxy
                  and other materials in connection with meetings of the shareholders of the Company or any Fund;

                           (viii) prepare and file tax returns for the Funds;

                           (ix) concur with Fund counsel in connection with the
                  development and preparation of any of the foregoing; and


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                           (x) perform such other compliance related services
                  and tasks upon which the parties hereto may from time to time agree.

                  (c) The parties agree that VAM LLC may contract with third parties to provide certain of the services which it has been engaged to provide hereunder.

                  (d) VAM LLC hereby acknowledges that all records necessary in the operation of the Fund are the property of the Company, and in the event that a transfer of any of the responsibilities set forth herein to someone other than VAM LLC should ever occur, VAM LLC will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Company.

         2. Compensation

                  (a) As compensation for the dividend disbursing, administrative, accounting and compliance services to be provided by VAM LLC hereunder, each Fund shall pay to VAM LLC a monthly fee as set forth in Exhibit A hereto, which fee shall be paid to VAM LLC not later than the fifth business day following the end of each month in which said services were rendered. For purposes of calculating each Fund's average daily net assets, as such term is used in this Agreement, the Fund's net assets shall equal its total assets minus (i) its total liabilities and (ii) its net orders receivable from dealers.

                  (b) In addition to the compensation provided for in Section 2(a) hereof and as set forth in Exhibit A hereto, each Fund shall reimburse VAM LLC for all out-of-pocket expenses incurred by VAM LLC in connection with its provision of services hereunder, including, without limitation, postage, stationery and mailing expenses. Said reimbursement shall be paid to VAM LLC not later than the fifth business day following the end of each month in which said expenses were incurred.

                  (c) For purposes of calculating the compensation to be paid to VAM LLC pursuant to Section 2(a) above, "house accounts" with brokerage firms which hold shares in a Fund will be treated as separate accounts for fee calculation purposes (based upon the number of shareholder accounts within the "house account"), where VAM LLC's work in connection with servicing such house accounts is substantially the same as if such accounts did not exist, and VAM LLC had to directly service the shareholder accounts underlying such house accounts.

         3. Freedom To Deal With Third Parties. VAM LLC shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.


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         4. Effective Date, Duration, Amendment and Termination of Agreement.

                  (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto.

                  (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by
         (i) the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons", as defined in the Investment Company Act of 1940 (as amended, the "Act"), of the Adviser or of the Company cast in person at a meeting called for the purpose of voting on such approval.

                  (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of such Fund, or by VAM LLC, upon 60 days' written notice to the other party.

                  (d) This agreement shall terminate automatically in the event of its "assignment" (as defined in the Act) unless such assignment is approved in advance by the Board of Directors, including a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Company, and, if and to the extent required by the Act, the approval of the shareholders of each Fund.

                  (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Company cast in person at a meeting called for the purpose of voting on such approval and, if and to the extent required by the Act, a majority of the outstanding voting securities of the applicable Fund.

         5. Notices. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

         6. Interpretation; Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the Act and the rules and regulations promulgated thereunder. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.


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         IN WITNESS WHEREOF, the Company and VAM LLC have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        VAM INSTITUTIONAL FUNDS, INC.


                                        By  /s/ John G. Taft
                                            -----------------------------------
                                            Name:       John G. Taft
                                            Title:      President


                                        VOYAGEUR ASSET MANAGEMENT LLC


                                        By  /s/ Edward J. Kohler
                                            -----------------------------------
                                            Name:       Edward J. Kohler
                                            Title:      President


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                                    EXHIBIT A
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT
                                     BETWEEN
                          VOYAGEUR ASSET MANAGEMENT LLC
                                       AND
                          VAM INSTITUTIONAL FUNDS, INC.


                                                                    MONTHLY
                                                                 SERVICE FEES
                                                              (as a % of average
                  FUND                       EFFECTIVE DATE    daily net assets)
                  ----                       --------------    -----------------

Series B -- VAM Short Duration Total
   Return Fund                               July 11, 1997         .012500

Series C -- VAM Intermediate Duration
   Total Return Fund                         July 11, 1997         .012500

Series D -- VAM Core Total Return Fund       July 11, 1997         .012500

Series E -- VAM Mid Cap Stock Fund           July 11, 1997         .012500

Series F -- VAM Growth Stock Fund            July 11, 1997         .012500

Series H -- Segall Bryant & Hamill           April 30, 1997        *
              Growth and Income Fund

Series I -- VAM Financial Institutions       April 30, 1997        .008333%
              Intermediate Duration
              Portfolio

Series J -- VAM Financial Institutions       April 30, 1997        .008333%
              Core Portfolio

* The sum of (i) $1.25 per shareholder account per month; (ii) $1,000 per month if the Fund's average daily net assets do not exceed $50 million, $1,250 per month if the Fund"s average daily net assets are greater than $50 million but do not exceed $100 million, and $1,500 per month if the Fund's average daily net assets are greater than $100 million; and (iii) 0.11% per annum of the first $20 million of the Fund's average daily net assets, .06% per annum of the next $80 million of the Fund's average daily net assets and .035% per annum of the Fund's average daily net assets in excess of $100 million.